Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-187387) of ChemoCentryx, Inc. and the Registration Statement (Form S-8 No.333-179507) pertaining to the 2012 Equity Incentive Award Plan, the Amended and Restated 2002 Equity Incentive Plan, the Amended and Restated 1997 Stock Option/Stock Issuance Plan, and the 2012 Employee Stock Purchase Plan of ChemoCentryx, Inc. of our report dated March 14, 2014, with respect to the consolidated financial statements of ChemoCentryx, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Redwood City, California

March 14, 2014